Exhibit 99.1

[CIT Logo]

                     CIT Adds Vice Admiral John R. Ryan and
                    William M. Freeman to Board of Directors

                        Board Size Expanded to 10 Members

Livingston, NJ, July 28, 2003 - CIT Group Inc. (NYSE:CIT) announced today that Vice Admiral John R. Ryan, President of the State University of New York Maritime College, and William M. Freeman, President of the Public Communications Group of Verizon Communications, have joined CIT's Board of Directors.

"We are pleased to welcome John and Bill to CIT's Board of Directors. Both gentlemen bring experienced leadership to the Board, and their appointments demonstrate CIT's continuing commitment to maintaining a strong, effective, diverse and independent Board," said Albert R. Gamper, Jr. Chairman, President and CEO.

Ryan was previously the Superintendent of the U.S. Naval Academy in Annapolis. He also served as Commander for the Fleet Air Mediterranean in Naples, Italy and Commander of the Patrol Wings for the U.S. Pacific Fleet in Pearl Harbor. In addition, Ryan held the position of Director of Logistics for the U.S. Pacific Command.

At Verizon, Freeman has responsibility for marketing, sales, operations, business development and strategic planning for all public communications nationally. Prior to the Bell Atlantic/GTE merger in 2000 that formed Verizon Communications, he served as President and CEO of Bell Atlantic-New Jersey and Bell Atlantic-Washington D.C. In 1998, he was appointed by New Jersey Governor Christine Todd Whitman to the Commission on Higher Education and the Commerce and Economic Development Commission.

With these additions, CIT's Board of Directors is now comprised of nine independent members plus Gamper. In January, the Board appointed Marianne Miller Parrs, Executive Vice President of International Paper Company, and Lois M. Van Deusen, Managing Partner of McCarter & English, LLP, as new members.

CIT's other Board members are: The Honorable Thomas H. Kean, President of Drew University and Chairman of CIT's Compensation and Governance Committee; Peter J. Tobin, Dean of the Peter J. Tobin College of Business at St.


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John's University and Lead Director and Chairman of the CIT's Audit Committee;
John S. Chen, Chairman, President and CEO of Sybase, Inc.; William A. Farlinger, Chairman of Ontario Power Generation Inc.; and Edward J. Kelly, III, President and CEO of Mercantile Bankshares Corporation.

On July 23, CIT announced that Jeffrey M. Peek had been named as President and Chief Operating Officer of CIT and would join the Board when his appointment becomes effective on Sept. 3. CIT's Board will include 11 members with the addition of Peek.

About CIT

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company, holds leading positions in vendor financing, U.S. factoring, equipment and transportation financing, Small Business Administration loans, and asset-based and credit-secured lending. CIT, with its principal offices in New York City and Livingston, New Jersey has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

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Company Contact:        Yvette Rudich
                        Director of Corporate Communications
                        CIT Group Inc.
                        (973) 597-2095